Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, November 15, 2011 – FS Investment Corporation (“FSIC”), a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended September 30, 2011. As previously announced, FSIC will hold its third quarter investor update conference call at 1:00 p.m. EST on Wednesday, November 16, 2011 to discuss these results.

Financial Highlights

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FSIC raised gross proceeds of approximately $372 million during the third quarter of 2011 and total gross proceeds since commencing its continuous public offering of approximately $1,494 million through November 11, 2011.

•	During the quarter ended September 30, 2011, FSIC generated:

•	Total GAAP basis net investment income of approximately $28.3 million, or $0.26 per share;

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Net realized gains of approximately $4.3 million, or $0.04 per share, which includes approximately $2.4 million of net realized gains on investments and approximately $1.9 million of net realized gains on its total return swap; and

•	Total purchases of $476.1 million.

•	For the nine months ended September 30, 2011, FSIC generated a GAAP total return of 4.14%.

•	During the third quarter of 2011, FSIC also:

•	Paid cash distributions to investors totaling approximately $0.20 per share; and

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Repurchased 121,089 shares of its common stock pursuant to its share repurchase program at a price of $9.585 per share for aggregate consideration of approximately $1,161,000. Due to the fact that the tender offer was undersubscribed, FSIC repurchased 100% of the shares validly tendered in the tender offer.

Recent Notable Announcements

•	In October 2011, FSIC declared a special, one-time cash distribution of $0.02 per share to stockholders of record on October 28, 2011.

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On November 1, 2011, the Securities and Exchange Commission (“SEC”) declared FSIC’s follow-on offering effective and FSIC commenced selling shares pursuant to that offering.  FSIC registered for sale in the follow-on offering an additional 100 million shares.

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On November 14, 2011, FSIC announced that it had amended its distribution reinvestment plan.  Pursuant to the amended distribution reinvestment plan, which will be effective as of January 1, 2012, stockholders electing to participate in the amended plan will have their distributions reinvested in additional shares of common stock of FSIC at a purchase price equal to 90% of the public offering price in effect on the date of purchase. Currently under the plan, shares of common stock are purchased at 95% of FSIC’s public offering price in effect on the date of purchase.

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On November 14, 2011, FSIC announced the appointment of Governor Tom Ridge to FSIC’s board of directors (the “Board”).  Governor Ridge brings a wealth of knowledge to FSIC’s Board as a former governor of Pennsylvania and the first secretary of the United States Department of Homeland Security.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “FSIC's portfolio continues to perform well despite challenging market conditions. We are pleased with our portfolio yield and believe investors will benefit from the increase in attractive opportunities in the secondary market on which we believe we are favorably positioned to capitalize. We’ve continued to receive new subscriptions at a record pace. We would like to thank our stockholders and their financial advisors for investing with us.  You should know that your continued trust and support is appreciated.”

Investor Update Call

FSIC will hold its third quarter investor update call on Wednesday, November 16, 2011, at 1:00 p.m. EST.  In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 31015904 when prompted. A recording of the call will be available for replay for a period of 30 days under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com).

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which FSIC filed with the SEC on November 14, 2011, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the SEC.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.